Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

La Jolla Pharmaceutical Company
San Diego, California

We consent to the incorporation by reference in Registration Statements (No. 333-214721) and (No. 333-221198) on Form S-3 and (No. 333-184909), (No. 333-193016), (No. 333-207212), (No. 333-214722) and (No. 333-221197) on Form S-8 of La Jolla Pharmaceutical Company of our reports dated February 22, 2018, relating to the consolidated financial statements and internal control over financial reporting of La Jolla Pharmaceutical appearing in this Annual Report on Form 10-K of La Jolla Pharmaceutical Company for the year ended December 31, 2017. Our report dated February 22, 2018 relating to the consolidated financial statements includes an explanatory paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SQUAR MILNER LLP

San Diego, CA
February 22, 2018